EXHIBIT 99.1
Onyx Pharmaceuticals Names Corinne H. Lyle To Its Board
EMERYVILLE, CALIF — Oct. 06, 2005
Contact:
Julie Wood
510-597-6505
Onyx Pharmaceuticals, Inc. (Nasdaq: ONXX) today announced that Corinne H. Lyle has been appointed to the company’s Board of Directors and will serve as the chairman of its audit committee. At the same time, the company announced that Nicole Vitullo, who has served as a member of the board since 1998, has resigned.
“Corinne joins the board as Onyx is preparing for the launch of its first product,” said Hollings C. Renton, Onyx’s chairman, president and chief executive officer. “Her extensive industry experience includes serving as chief financial officer for both an emerging biotechnology company, as well as a large diversified medical technology corporation. Her operational and managerial expertise is nicely complemented by her background in strategic finance. Corinne’s insights will be well utilized as Onyx embarks on the next stage of its corporate growth. On behalf of the entire board, I welcome Corinne, and look forward to working with her.”
Ms. Lyle, 45, is corporate vice president and chief financial officer of Edwards Lifesciences Corporation, a leading cardiovascular technology company. Prior to joining Edwards in March 2003, Ms. Lyle was vice president and chief financial officer of Tularik, Inc, a biotechnology company, for five years. From 1996 until 1998, Ms. Lyle was executive director for the health care group at Warburg Dillon Read LLC, an investment bank. Previously, from 1994 to 1996, she was senior vice president for the health care group at PaineWebber, Inc., an investment bank. Ms. Lyle received her undergraduate degree from Stanford University and her MBA from Harvard Business School. In addition to serving as a director of Onyx, Ms. Lyle also serves on the board of Neurocrine Biosciences, Inc., a biopharmaceutical company.
Commenting on Ms. Vitullo’s resignation, Mr. Renton said, “Nicole has made numerous contributions to Onyx over her seven-year term as a board member. She was closely involved in the strategic evolution of the company and her sound judgment and wise financial counsel have been instrumental in bringing Onyx to this important point in its development. On behalf of the board, I thank her for many years of dedicated service.”
About Onyx Pharmaceuticals, Inc.
Onyx Pharmaceuticals, Inc. is engaged in the development of novel cancer therapies that target the molecular basis of cancer. With its collaborators, the company is developing small molecule drugs, including sorafenib with Bayer Pharmaceuticals Corporation. For more information about Onyx’s pipeline and activities, visit the company’s web site at: www.onyx-pharm.com.
Forward Looking Statements
This news release also contains “forward-looking statements” of Onyx within the meaning of the federal securities laws. These forward-looking statements include without limitation, statements regarding the potential contributions to Onyx by its new director and the commercial potential of its product candidates. These statements are subject to risks and uncertainties that could cause actual results and events to differ materially from those anticipated. Reference should be made to Onyx’s Annual Report on Form 10-K for the year ended December 31, 2004, as amended, filed with the Securities and Exchange Commission under the heading “Additional Business Risks” and Onyx’s Quarterly Reports on Form 10-Q for a more detailed description of such factors. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date of this release. Onyx undertakes no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date of this release except as required by law.